Exhibit 14.4
ARCH MANAGEMENT SERVICES INC.

WHISTLEBLOWER PROCEDURES POLICY

In accordance with the requirements of Section 301 of the Sarbanes-Oxley Act of 2002, the Audit Committee of the Board of Directors of Arch Management Services Inc. (the “Company”) has adopted this Whistleblower Procedures Policy, stating that all employees of the Company and its subsidiaries are strongly encouraged to report any evidence of financial irregularities which they may become aware of, including those with respect to internal controls, accounting or auditing matters. Under this Whistleblower Procedures Policy, the management of the Company shall promptly and periodically communicate to all employees with access to accounting, payroll and financial information the means by which they may report any such irregularities. In the event an employee is uncomfortable for any reason reporting irregularities to his or her supervisor or other management of the Company, employees may report directly to any member of the Audit Committee of the Company. The identity of any employee reporting under these procedures shall be maintained as confidential at the request of the employee, or may be made on an anonymous basis. Notice shall be provided to all of the Company’s employees with access to accounting, payroll and financial information in respect of these procedures as follows:

NOTICE TO EMPLOYEES

In accordance with requirements under the Sarbanes-Oxley Act of 2002, Arch Management Services Inc. (the “Company”) has adopted a whistleblower policy applicable to the Company and all of its subsidiaries. Under the policy, the Company has established a procedure for you to report any financial irregularities of which you may become aware, including those with respect to internal controls, accounting or auditing matters. All of the Company’s employees are urged to immediately report any and all instances of financial irregularity of which you become aware or which you may suspect. You are encouraged to report any irregularities to your supervisor or another manager with appropriate authority at your location. If, however, you feel uncomfortable doing so for any reason, you may contact any of the persons listed below who are members of the Company’s Audit Committee. Please note that at your request, your identity will be maintained as strictly confidential. Alternatively, you may submit any information concerning irregularities on an anonymous basis.

By mail at:
Audit Committee — CONFIDENTIAL
ARCH MANAGEMENT SERVICES INC.
6600 Trans-Canada, suite 519, Point-Claire, Quebec, H89R 4S2 or direct phone call to one of the members of the committee:
Arthur Rawl : 201-281-0689

Dr. Nancy W. Y. Ho: 765-494-7046

Guy Chevrette: 514-246-4392
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